FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  May 18, 1999.


                            HIGH PLAINS CORPORATION

             (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                   (316) 269-4310
                          (Registrant's telephone number)



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Item 5  Other Information

Wichita, Kansas - May 18, 1999 - A National Research Council (NRC) Report, released this month, "demonstrates the importance of oxygenates, such as ethanol, in reducing harmful air pollution from vehicles," stated Gary Smith, President and CEO of High Plains Corporation (NASDAQ:HIPC). The Report notes that ethanol reduces toxic emissions from vehicles, such as benzene, a known carcinogen. Reduced toxic emissions are one of the most important benefits of the reformulated gasoline (RFG) program.

The Report, entitled, "The Ozone-Forming Potential of Reformulated Gasoline," examines methods for assessing the air-quality benefits of fuels, including ethanol, for the reformulated gasoline program. According to the NRC, more than 20% of vehicle-related ozone pollution comes from carbon monoxide.

While the Report concludes that the bulk of air quality benefits to date have come from volatile organic compound (VOC) emission reductions, a conclusion disputed by both EPA and High Plains, the Report does suggest that CO emissions will play an increasing role in contributing to ground-level ozone formation as other emissions from vehicles, primarily VOCs, continue to decline.

"Ethanol is the most effective means of reducing carbon monoxide," said Smith. "Just look at the success of ethanol in the nation's CO non-attainment areas. Ethanol use is directly responsible for reducing the number of non-attainment areas from 42 to 17," Smith concluded. EPA agrees. At a recent Congressional hearing on the reformulated gas program, EPA Assistant Administrator for Air and Radiation, Bob Perciasepe, stated that reformulated gasoline "is a cost-effective way to reduce ozone precursors...when compared to other air quality measures."

The NRC Report also recognizes the importance of reducing emissions from high-emitting vehicles that account for 7% of the vehicle fleet but contribute more than 50% of the total CO and VOC emissions. The Report states that "the use of oxygenated fuels in those vehicles will be of the greatest benefit by reducing the exhaust emissions of CO and VOCs by approximately 20%." Smith added that the use of 10% ethanol-blended fuels, with their higher oxygen content relative to MTBE fuels, "is the most effective way to assure emissions reductions from these high-pollution vehicles."

The NRC acknowledges that there are air quality benefits to the use of RFG which result from lower reduced sulfur, olefin and aromatic content levels in gasoline. "It is important to recognize that it is the addition of oxygenates, such as ethanol, that allow refiners to reduce these components to the levels that are providing air quality benefits. Without the addition of oxygenates, such as ethanol, harmful components of gasoline will increase and air quality will surely suffer," Smith emphasized.

The National Research Council was organized by the National Academy of Sciences in 1916. The NRC is administered jointly by the National Academy of Sciences, the National Academy of Engineering and the Institute of Medicine. A copy of the Report can be obtained by calling the NAS Office of News and Public Information, 202-334-2138.

Based in Wichita, Kansas, High Plains Corporation is among the Nation's largest producers of ethanol. The Company operates production facilities in Colwich, Kansas; York, Nebraska; and Portales, New Mexico.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10K, Proxy Statement, and quarterly 10Q filings, copies of which are available from the Company without charge.



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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  May 18, 1999                              HIGH PLAINS CORPORATION


                                                 /s/Gary R. Smith
                                                 President & CEO